Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-245006) pertaining to the 2020 Stock Incentive Plan, 2020 Employee Stock Purchase Plan, and Nikola Corporation 2017 Stock Option Plan;

of our report dated February 24, 2022, with respect to the consolidated financial statements of Nikola Corporation and the effectiveness of internal control over financial reporting of Nikola Corporation included in this Annual Report (Form 10-K) of Nikola Corporation for the year ended December 31, 2021.
/s/ Ernst & Young LLP
Phoenix, Arizona
February 24, 2022